Exhibit 99.1

BreitBurn Energy Partners L.P. Reports First Quarter 2014 Results

LOS ANGELES, May 8, 2014 -- BreitBurn Energy Partners L.P. (NASDAQ:BBEP) (BreitBurn or the Partnership) today announced financial and operating results for the first quarter of 2014.

Key Highlights for the First Quarter 2014:

-	Increased total production to 3.2 MMBoe, which represents a 37% increase from the first quarter of 2013
-	Increased oil and natural gas liquids (NGL) production to a record quarterly high of 2.1 MMBoe, which represents a 71% increase from the first quarter of 2013
-	Increased Adjusted EBITDA, a non-GAAP financial measure, to a record quarterly high of $117.8 million, which represents an 84% increase from the first quarter of 2013
-	Drilled and completed 30 (27.8 net) wells and completed 2 (1.9 net) workovers
-	Declared cash distributions attributable to the first quarter of 2014 of approximately $1.99 per unit on an annualized basis, which represents a 4.7% increase from the first quarter of 2013
-	Increased distributable cash flow, a non-GAAP financial measure, to $60.3 million, which represents an 88% increase from the first quarter of 2013

Management Commentary

Halbert Washburn, CEO, said: “In spite of a challenging operating environment, we delivered very good results for the quarter and are on track to achieve our 2014 production guidance of between 13.6 million Boe and 14.4 million Boe. We are pleased to report record Adjusted EBITDA of $117.8 million and record liquids production of 2.1 million Boe for the first quarter despite both the severe winter weather affecting our Texas and Michigan operations and unscheduled downtime in Florida.  These challenges were offset in part by better than expected performance from our recently acquired assets in Oklahoma.  As a result of our liquids focused capital program, oil and NGL production increased to approximately 64% of total production in the quarter.  In addition, we continue to actively monitor the market and evaluate numerous opportunities to meet our acquisition target of $600 million for the year.”

First Quarter 2014 Operating and Financial Results Compared to Fourth Quarter 2013

-	Total production was 3,219 MBoe in the first quarter of 2014 compared to 3,086 MBoe in the fourth quarter of 2013. Average daily production was 35.8 MBoe/day in the first quarter of 2014 compared to 33.5 MBoe/day in the fourth quarter of 2013.

o	Oil production increased to 1,799 MBbl compared to 1,704 MBbl in the fourth quarter of 2013
o	NGL production increased to 258 MBbl compared to 205 MBbl in the fourth quarter of 2013
o	Natural gas production decreased to 6,971 MMcf compared to 7,060 MMcf in the fourth quarter of 2013 principally due to severe winter weather that primarily affected non-operated properties

-	Adjusted EBITDA was $117.8 million in the first quarter of 2014 compared to $109.4 million in the fourth quarter of 2013, which represents an 8% increase and a record quarterly high.
-	Net loss attributable to BreitBurn, including the effect of derivative instruments, was $9.8 million, or $0.08 per diluted common unit, in the first quarter of 2014 compared to a net loss of $58.8 million, or $0.52 per diluted common unit, in the fourth quarter of 2013.
-	Oil, NGL, and natural gas sales revenues were $223.6 million in the first quarter of 2014, up from $193.6 million in the fourth quarter of 2013, primarily reflecting higher realized prices for crude oil, NGL and natural gas and higher crude oil and NGL production, compared to the fourth quarter of 2013.
-	Lease operating expenses, which include district expenses, processing fees and transportation costs, were $20.81 per Boe in the first quarter of 2014 compared to $20.56 per Boe in the fourth quarter of 2013.
-	General and administrative expenses, excluding non-cash unit-based compensation, were $3.78 per Boe in the first quarter of 2014 compared to $2.83 per Boe in the fourth quarter of 2013.
-	Losses on commodity derivative instruments were $40.2 million in the first quarter of 2014 compared to losses of $17.2 million in the fourth quarter of 2013, which primarily reflected an increase in crude oil and natural gas futures prices during the first quarter of 2014. Derivative instrument settlement payments were $13.5 million in the first quarter of 2014 compared to receipts of $4.4 million in the fourth quarter of 2013.

-	WTI oil spot prices averaged $98.68 per barrel and Brent oil spot prices averaged $108.14 per barrel in the first quarter of 2014 compared to $97.44 per barrel and $109.22 per barrel, respectively, in the fourth quarter of 2013. Henry Hub natural gas spot prices averaged $5.18 per Mcf in the first quarter of 2014 compared to $3.85 per Mcf in the fourth quarter of 2013.
-	Realized crude oil, NGL, and natural gas prices, excluding the effects of commodity derivative settlements, averaged $92.12 per Bbl, $42.89 per Bbl and $6.51 per Mcf, respectively, in the first quarter of 2014, compared to $88.77 per Bbl, $42.17 per Bbl and $3.75 per Mcf, respectively, in the fourth quarter of 2013.
-	Oil and gas capital expenditures were $79 million in the first quarter of 2014 compared to $96 million in the fourth quarter of 2013.
-	Distributable cash flow, a non-GAAP financial measure, was $60.3 million in the first quarter of 2014 compared to $55.4 million in the fourth quarter of 2013. Distributable cash flow per common unit was approximately $0.50 in the first quarter of 2014 compared to approximately $0.46 in the fourth quarter of 2013.

Impact of Derivative Instruments

BreitBurn uses commodity derivative instruments to mitigate risks associated with commodity price volatility and to help maintain cash flows for operating activities, acquisitions, capital expenditures and distributions. BreitBurn does not enter into derivative instruments for speculative trading purposes. Because the Partnership does not use hedge accounting to account for its derivative instruments, changes in the fair value of derivative instruments are recorded in the Partnership’s earnings during each reporting period. These non-cash changes in the fair value of derivatives do not affect Adjusted EBITDA, cash flow from operations, distributable cash flow or the Partnership’s ability to pay cash distributions for the reporting periods presented.

Total losses from commodity derivative instruments were approximately $40.2 million for the first quarter of 2014, which include $13.5 million net payments for contracts that settled during the period.

Production, Statement of Operations, and Realized Price Information

The following table presents production, selected income statement and realized price information for the three months ended March 31, 2014 and 2013 and the three months ended December 31, 2013:

	Three Months Ended
	March 31,	December 31,	March 31,
Thousands of dollars, except as indicated	2014	2013	2013
Oil sales	$167,086	$158,456	$92,952
NGL sales	11,065	8,644	2,729
Natural gas sales	45,405	26,504	24,681
Loss on commodity derivative instruments	(40,228)	(17,234)	(24,176)
Other revenues, net	1,584	978	758
Total revenues	$184,912	$177,348	$96,944
Lease operating expenses and processing fees (a)	$66,990	$63,439	$45,561
Production and property taxes (b)	15,659	11,295	9,383
Total lease operating expenses	$82,649	$74,734	$54,944
Purchases and other operating costs	$214	$440	$318
Change in inventory	(666)	5,758	(3,109)
Total operating costs	$82,197	$80,932	$52,153
Lease operating expenses, pre taxes, per Boe (a)	$20.81	$20.56	$19.42
Production and property taxes per Boe (b)	4.86	3.66	4.00
Total lease operating expenses per Boe	$25.67	$24.22	$23.42
General and administrative expenses (excluding unit-based compensation)	$12,180	$8,742	$10,055
Net loss attributable to the partnership	$(9,758)	$(58,792)	$(36,300)
Total production (MBoe) (c)	3,219	3,086	2,346
Oil (MBbl)	1,799	1,704	1,102
NGLs (MBbl)	258	205	104
Natural gas (MMcf)	6,971	7,060	6,844
Average daily production (Boe/d)	35,768	33,542	26,070
Sales volumes (MBoe) (d)	3,233	3,163	2,270
Average realized sales price (per Boe) (e) (f)	$69.12	$61.10	$52.96
Oil (per Bbl) (e) (f)	92.12	88.77	90.53
NGLs (per Bbl) (e)	42.89	42.17	25.99
Natural gas (per Mcf) (e)	$6.51	$3.75	$3.61

(a)	Includes lease operating expenses, district expenses, transportation expenses and processing fees.
(b)	Includes ad valorem and severance taxes.
(c)	Natural gas is converted on the basis of six Mcf of gas per one Bbl of oil equivalent. This ratio reflects an energy content equivalency and not a price or revenue equivalency. Given commodity price disparities, the price for a Bbl of oil equivalent for natural gas is significantly less than the price for a Bbl of oil.
(d)	Oil sales were 1,813 MBbl, 1,782 MBbl and 1,026 MBbl for the three months ended March 31, 2014, December 31, 2013 and March 31, 2013, respectively.
(e)	Excludes the effect of commodity derivative settlements.
(f)	Includes oil purchases.

Non-GAAP Financial Measures

This press release, the financial tables and other supplemental information, including the reconciliations of certain non-generally accepted accounting principles (“non-GAAP”) measures to their nearest comparable generally accepted accounting principles (“GAAP”) measures, may be used periodically by management when discussing the Partnership’s financial results with investors and analysts, and they are also available on the Partnership’s website under the Investor Relations tab.

Among the non-GAAP financial measures used are “Adjusted EBITDA” and “distributable cash flow.” These non-GAAP financial measures should not be considered as alternatives to GAAP measures, such as net income, operating income, cash flow from operating activities or any other GAAP measure of liquidity or financial performance. Management believes that these non-GAAP financial measures enhance comparability to prior periods.

Adjusted EBITDA is presented because management believes it provides additional information relative to the performance of the Partnership’s business, such as our ability to meet our debt covenant compliance tests. Distributable cash flow is used by management as a tool to measure the cash distributions we could pay to our unitholders.  This financial measure indicates to investors whether or not we are generating cash flow at a level that can support our distribution rate to our unitholders. These non-GAAP financial measures may not be comparable to similarly titled measures of other publicly traded partnerships or limited liability companies because all companies may not calculate Adjusted EBITDA or distributable cash flow in the same manner.

Adjusted EBITDA

The following table presents a reconciliation of net loss and net cash flows from operating activities, our most directly comparable GAAP financial performance and liquidity measures, to Adjusted EBITDA for each of the periods indicated.

	Three Months Ended
	March 31,	December 31,	March 31,
Thousands of dollars	2014	2013	2013

Reconciliation of net loss to Adjusted EBITDA:

Net loss attributable to the Partnership	$(9,758)	$(58,792)	$(36,300)

Loss on commodity derivative instruments	40,228	17,234	24,176
Commodity derivative instrument settlements (a) (b)	(13,500)	4,450	5,158
Depletion, depreciation and amortization expense	63,501	62,400	47,790
Impairments	-	54,012	-
Interest expense and other financing costs	30,658	26,680	18,419
Loss (gain) on sale of assets	86	(2,154)	(9)
Income tax expense	11	277	30
Unit-based compensation expense (c)	6,549	5,270	4,808
Adjusted EBITDA	$117,775	$109,377	$64,072

Less:

Maintenance capital (d)	$28,932	$29,217	$14,737
Cash interest expense	28,571	24,741	17,205

Distributable cash flow available to common unitholders	$60,272	$55,419	$32,130

Distributable cash flow available per common unit (e)	$0.496	$0.458	$0.317
Common unit distribution coverage	1.00x	0.93x	0.67x

Reconciliation of net cash flows from operating activities to Adjusted EBITDA:

Net cash provided by operating activities	$116,311	$90,224	$58,852

Decrease in assets net of liabilities relating to operating activities	(27,361)	(5,680)	(12,140)
Interest expense (f)	28,674	24,654	17,180
Income from equity affiliates, net	107	(67)	129
Incentive compensation expense (g)	-	(21)	-
Income taxes	44	267	51
Adjusted EBITDA	$117,775	$109,377	$64,072

(a) Excludes premiums paid at contract inception related to those derivative contracts that settled during the periods of:	$2,095	$1,233	$1,207
(b) Includes net cash settlements on derivative instruments:
- Oil settlements paid of:	$(11,680)	$(7,378)	$(7,328)
- Natural gas settlements received (paid) of:	$(1,820)	$11,828	$12,486

(c) Represents non-cash long-term unit-based incentive compensation expense.
(d) Maintenance Capital is management's estimate of the investment in capital projects and obligatory spending on existing facilities and operations needed to hold production approximately constant for the period.

(e) Includes common units outstanding (including outstanding LTIP grants) at each distribution record date.
(f) Excludes amortization of debt issuance costs and amortization of senior note discount/premium.
(g) Represents cash-based incentive compensation plan expense.

Hedge Portfolio Summary

The table below summarizes the Partnership’s commodity derivative hedge portfolio as of May 7, 2014. Please refer to the updated Commodity Price Protection Portfolio via our website for additional details related to our hedge portfolio.

	Year
	2014	2015	2016	2017	2018
Oil Positions:
Fixed Price Swaps - NYMEX WTI
Hedged Volume (Bbls/d)	13,812	12,689	9,211	7,971	493
Average Price ($/Bbl)	$92.30	$93.01	$86.73	$84.23	$82.20
Fixed Price Swaps - ICE Brent
Hedged Volume (Bbls/d)	4,800	3,300	4,300	298	-
Average Price ($/Bbl)	$98.86	$97.73	$95.17	$97.50	$-
Collars - NYMEX WTI
Hedged Volume (Bbls/d)	1,000	1,000	-	-	-
Average Floor Price ($/Bbl)	$90.00	$90.00	$-	$-	$-
Average Ceiling Price ($/Bbl)	$112.00	$113.50	$-	$-	$-
Collars - ICE Brent
Hedged Volume (Bbls/d)	-	500	500	-	-
Average Floor Price ($/Bbl)	$-	$90.00	$90.00	$-	$-
Average Ceiling Price ($/Bbl)	$-	$109.50	$101.25	$-	$-
Puts - NYMEX WTI
Hedged Volume (Bbls/d)	500	500	1,000	-	-
Average Price ($/Bbl)	$90.00	$90.00	$90.00	$-	$-
Total:
Hedged Volume (Bbls/d)	20,112	17,989	15,011	8,269	493
Average Price ($/Bbl)	$93.69	$93.54	$89.48	$84.71	$82.20

Gas Positions:
Fixed Price Swaps - MichCon City-Gate
Hedged Volume (MMBtu/d)	7,500	7,500	17,000	10,000	-
Average Price ($/MMBtu)	$6.00	$6.00	$4.46	$4.48	$-
Fixed Price Swaps - Henry Hub
Hedged Volume (MMBtu/d)	41,600	47,700	24,700	8,571	1,870
Average Price ($/MMBtu)	$4.75	$4.77	$4.23	$4.39	$4.15
Puts - Henry Hub
Hedged Volume (MMBtu/d)	6,000	1,500	-	-	-
Average Price ($/MMBtu)	$5.00	$5.00	$-	$-	$-
Total:
Hedged Volume (MMBtu/d)	55,100	56,700	41,700	18,571	1,870
Average Price ($/MMBtu)	$4.95	$4.94	$4.32	$4.44	$4.15

Calls - Henry Hub
Hedged Volume (MMBtu/d)	15,000	-	-	-	-
Average Price ($/MMBtu)	$9.00	$-	$-	$-	$-
Deferred Premium ($/MMBtu)	$0.12	$-	$-	$-	$-

Premiums paid in 2012 related to oil and natural gas derivatives to be settled in the second quarter of 2014 and beyond are as follows:

	Year
Thousands of dollars	2014	2015	2016	2017	2018
Oil	$3,375	$4,683	$7,438	$734	$-
Natural gas	$3,025	$1,989	$952	$-	$-

Other Information

BreitBurn will host an investor conference call to discuss its results today at 10:00 a.m. (Pacific Time). Investors may access the conference call over the Internet via the Investor Relations tab of BreitBurn’s website (www.breitburn.com), or via telephone by dialing 888-329-8893 (international callers dial +1-719-457-2664) a few minutes prior to register. Those listening via the Internet should go to the site 15 minutes early to register, download and install any necessary audio software. In addition, a replay of the call will be available through May 15, 2014, by dialing 877-870-5176 (international callers dial +1-858-384-5517) and entering replay PIN 1607316, or by going to the Investor Relations tab of BreitBurn’s website (www.breitburn.com). BreitBurn will take live questions from securities analysts and institutional portfolio managers; the complete call is open to all other interested parties on a listen-only basis.

About BreitBurn Energy Partners L.P.

BreitBurn Energy Partners L.P. is a publicly-traded independent oil and gas master limited partnership focused on the acquisition, exploitation, development, and production of oil and gas properties in the United States. BreitBurn’s producing and non-producing crude oil and natural gas reserves are located in Michigan, Oklahoma, Texas, Wyoming, California, Florida, Indiana and Kentucky. See www.BreitBurn.com for more information.

Cautionary Statement Regarding Forward-Looking Information

This press release contains forward-looking statements relating to the Partnership’s operations that are based on management’s current expectations, estimates and projections about its operations. Words and phrases such as “believes,” “expect,” “future,” “impact,” “guidance,” “will be,” “will commence,” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict. These include risks relating to the Partnership’s financial performance and results, availability of sufficient cash flow and other sources of liquidity to execute our business plan, prices and demand for natural gas and oil, increases in operating costs, uncertainties inherent in estimating our reserves and production, our ability to replace reserves and efficiently develop our current reserves, political and regulatory developments relating to taxes, derivatives and our oil and gas operations, risks relating to our acquisitions, and the factors set forth under the heading “Risk Factors” incorporated by reference from our Annual Report on Form 10-K filed with the Securities and Exchange Commission, and if applicable, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Unless legally required, the Partnership undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Unpredictable or unknown factors not discussed herein also could have material adverse effects on forward-looking statements.

Investor Relations Contacts:

James G. Jackson

Executive Vice President and Chief Financial Officer

(213) 225-5900 x273

or

Jessica Tang

Investor Relations

(213) 225-5900 x210

BBEP-IR

BreitBurn Energy Partners L.P. and Subsidiaries

Unaudited Consolidated Balance Sheets

	March 31,	December 31,
Thousands	2014	2013
ASSETS
Current assets
Cash	$1,821	$2,458
Accounts and other receivables, net	120,803	96,862
Derivative instruments	4,879	7,914
Related party receivables	935	2,604
Inventory	3,885	3,890
Prepaid expenses	1,382	3,334
Total current assets	133,705	117,062
Equity investments	6,748	6,641
Property, plant and equipment
Oil and gas properties	4,900,170	4,818,639
Other assets	24,236	21,338
	4,924,406	4,839,977
Accumulated depletion and depreciation	(984,831)	(924,601)
Net property, plant and equipment	3,939,575	3,915,376
Other long-term assets
Intangibles, net	11,180	11,679
Derivative instruments	49,887	71,319
Other long-term assets	72,105	74,205

Total assets	$4,213,200	$4,196,282

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$67,248	$69,809
Derivative instruments	26,605	24,876
Revenue and royalties payable	38,774	26,233
Wages and salaries payable	7,329	15,359
Accrued interest payable	43,140	19,690
Accrued liabilities	34,801	26,922
Total current liabilities	217,897	182,889

Credit facility	775,000	733,000
Senior notes, net	1,156,646	1,156,675
Deferred income taxes	2,716	2,749
Asset retirement obligation	125,678	123,769
Derivative instruments	3,092	2,560
Other long-term liabilities	4,871	4,820
Total liabilities	2,285,900	2,206,462

Partners' equity	1,927,300	1,989,820

Total liabilities and equity	$4,213,200	$4,196,282

Common units outstanding	119,227	119,170

BreitBurn Energy Partners L.P. and Subsidiaries

Unaudited Consolidated Statements of Operations

	Three Months Ended
	March 31,
Thousands of dollars, except per unit amounts	2014	2013

Revenues and other income items
Oil, natural gas and natural gas liquid sales	$223,556	$120,362
Loss on commodity derivative instruments, net	(40,228)	(24,176)
Other revenue, net	1,584	758
Total revenues and other income items	184,912	96,944
Operating costs and expenses
Operating costs	82,197	52,153
Depletion, depreciation and amortization	63,501	47,790
General and administrative expenses	18,729	14,863
Loss (gain) on sale of assets	86	(9)

Operating income (loss)	20,399	(17,853)

Interest expense, net of capitalized interest	30,658	18,419
Other income, net	(512)	(2)
Total other expense	30,146	18,417

Loss before taxes	(9,747)	(36,270)

Income tax expense	11	30

Net loss attributable to the partnership	$(9,758)	$(36,300)

Basic net loss per common unit	$(0.08)	$(0.38)
Diluted net loss income per common unit	$(0.08)	$(0.38)

BreitBurn Energy Partners L.P. and Subsidiaries

Unaudited Consolidated Statements of Cash Flows

	Three Months Ended
	March 31,
Thousands of dollars	2014	2013

Cash flows from operating activities
Net loss	$(9,758)	$(36,300)
Adjustments to reconcile net loss to cash flow from operating activities:
Depletion, depreciation and amortization	63,501	47,790
Unit-based compensation expense	6,549	4,808
Loss on derivative instruments	40,228	24,176
Derivative instrument settlement receipts (payments)	(13,500)	5,158
Income from equity affiliates, net	(107)	(129)
Deferred income taxes	(33)	(21)
Loss (gain) on sale of assets	86	(9)
Other	1,800	905
Changes in assets and liabilities:
Accounts receivable and other assets	(20,752)	11,455
Inventory	5	(4,379)
Net change in related party receivables and payables	1,669	266
Accounts payable and other liabilities	46,623	5,132
Net cash provided by operating activities	116,311	58,852
Cash flows from investing activities
Property acquisitions	(2,464)	(2,503)
Capital expenditures	(93,075)	(38,143)
Other	(2,037)	-
Proceeds from sale of assets	1	9
Net cash used in investing activities	(97,575)	(40,637)
Cash flows from financing activities
Issuance of common units	180	285,152
Distributions	(59,638)	(40,602)
Proceeds from issuance of long-term debt, net	199,000	72,000
Repayments of long-term debt	(157,000)	(332,000)
Change in book overdraft	(1,683)	338
Debt issuance costs	(232)	-
Net cash used in financing activities	(19,373)	(15,112)
Increase (decrease) in cash	(637)	3,103
Cash beginning of period	2,458	4,507
Cash end of period	$1,821	$7,610

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